Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

REVIV3 PROCARE COMPANY,

REVIV3 ACQUSITION CORPORATION,

AXIL & ASSOCIATED BRANDS CORP.,

and

CERTAIN STOCKHOLDERS OF

AXIL & ASSOCIATED BRANDS CORP.

May 1, 2022

i

3.28	Restricted Securities; Legends	22
3.29	Disclosure of Information	23
3.30	Accredited Investor Representation	23
3.31	Seller’s Stockholders	23
3.32	Representations Complete	23
3.33	Specific Representations of the Key Stockholders	23

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		24

4.1	Authority and Capacity	24
4.2	Execution and Delivery; Enforceability	24
4.3	Noncontravention	24
4.4	Organization, Standing and Power	25
4.5	SEC Reports; Financial Statements	25
4.6	Closing Shares	25

ARTICLE 5: CLOSING CONDITIONS; DELIVERIES		25

5.1	Conditions to the Buying Parties’ Obligations	25
5.2	Conditions to Seller’s Obligations	27

ARTICLE 6: THE CLOSING		27

ARTICLE 7: COVENANTS AND AGREEMENTS		28

7.1	Miscellaneous Covenants	28
7.2	Restrictive Covenants	29
7.3	Discharge of Liabilities	30
7.4	Maintenance of Corporate Existence; Restriction on Distribution; Employment	31
7.5	Employee Matters	31
7.6	Notification; Updates to Seller Schedules	32
7.7	Restriction on Conversion	32
7.8	Issuance of New Securities	32
7.9	Reverse Stock Split	32

ARTICLE 8: INDEMNIFICATION		33

8.1	Indemnification of Buyer	33
8.2	Indemnification of Seller and Key Stockholders	33
8.3	Limitations on Indemnification	33
8.4	Procedures Relating to Indemnification of the Buyer Indemnitees	35
8.5	Procedures Relating to Indemnification of the Seller Indemnitees	36

ii

ARTICLE 9 : TERMINATION		37

9.1	Termination	37
9.2	Effect of Termination	37

ARTICLE 10: CERTAIN DEFINITIONS		38

ARTICLE 11: CONSTRUCTION; MISCELLANEOUS PROVISIONS		46

11.1	Notices	46
11.2	Entire Agreement	47
11.3	Bulk Sales Laws	47
11.4	Modification	47
11.5	Binding Effect	47
11.6	Headings	47
11.7	Number and Gender; Inclusion	47
11.8	Counterparts	47
11.9	Third Parties	48
11.10	Time Periods	48
11.11	Governing Law	48
11.12	Dispute Resolution	48

Exhibits

Exhibit A	Purchased Receivables	51
Exhibit B	Bill of Sale	52
Exhibit C	Assignment & Assumption Agreement	54
Exhibit D	Voting Agreement	55

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on May 1, 2022, by and among (a) Reviv3 Procare Company, a Delaware corporation (“Parent”), (b) Reviv3 Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Buyer,”) and together with Parent, the “Buying Parties”), (c) Axil & Associated Brands Corp., a Delaware corporation, (“Seller”), and (c) solely for purposes of Sections 3.32, 7.2, 7.7 and Article 8 of this Agreement, Teton 360 LLC, a Utah limited liability company, CBGK Consulting, LLC, a Delaware limited liability company, and Mowyco, LLC, a Utah limited liability company, (collectively the “Key Stockholders”).

RECITALS

WHEREAS, Seller develops and sells products, and provides services related to hearing aids, ear bud, ear plugs, earmuffs and ear care (“Seller’s Business”); and

WHEREAS, the Buying Parties wish to purchase from Seller all of Seller’s Business, except that portion of Seller’s Business relating to development, production, sales and services of hearing aids (the “Purchased Business”); and

WHEREAS, except for the Excluded Assets, the Buying Parties wish to purchase from Seller, and Seller wish to sell to the Buying Parties, substantially all of the assets of Seller related to the Purchased Business, upon and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1         Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2         Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2: PURCHASE AND SALE

2.1         Purchase and Sale of Assets.

(a)          Purchased Assets. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and acquires from Seller (the “Transaction”), free and clear of all Liens, all of Seller’s right, title and interest in and to all of the assets and properties of the Purchased Business as of the Closing Date (whether personal or mixed, used, owned or leased, tangible or intangible, of every kind and description), wherever located and whether or not such assets and properties are reflected on the books and records of Seller or the Purchased Business (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets do not and shall not include those assets and properties expressly identified in Section 2.1(b) (the “Excluded Assets”). Except to the extent constituting an Excluded Asset, the Purchased Assets shall include, but not be limited to, all of Seller’s right, title and interest in and to the following:

(i)           all Intellectual Property Rights of Seller used n operation of the Purchased Business, including all Seller Owned IP and Seller Licensed IP used in operation of the Purchased Business.

(ii)          all tangible embodiments of any Purchased Assets and the rights thereto, including with respect to any Software (i) the full Source Code thereto, (ii) all versions and releases thereof; and all full or partial copies of any thereof, including all backup or archival copies, whether on magnetic tape, disk, semiconductor device, or any other memory or storage device or medium;

(iii)         all manuals, notes, reports, documentation, drawings, flow charts, specifications, templates, files (whether electronic or otherwise but excluding any software-related files), diagrams, work papers, programmers’ notes or other data, information or materials necessary for the proper use of any of the Purchased Assets (including with respect to developing, maintaining, testing, enhancing, supporting or correcting defects in any of the Purchased Assets);

(iv)         all machinery, apparatus, furniture and fixtures, materials, supplies and other equipment or property of every type whether now owned, leased, used or held for use or hereafter owned, leased, used or held for use by Seller in connection with operation of the Purchased Business;

(v)          all inventory, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale or otherwise used by Seller in the operation of the Purchased Business (the “Inventory”);

(vi)         all of the rights and interests arising under or in connection with any Assumed Contracts, plus all rights of Seller under all Contracts, licenses, instruments or other rights to use the Intellectual Property Rights of third parties that are held by Seller;

(vii)        all prepaid expenses of the Purchased Business as of the Closing Date;

(viii)       all of the rights and interests in any sales data, customer lists, information relating to customers, suppliers’ names, mailing lists, and, if any, advertising matter and all rights thereto, of the Purchased Business;

(ix)         all of the books and records of the Purchased Business relating to the Purchased Assets, suppliers, vendors or customers of the Purchased Business;

(x)          all of the rights and interests of Seller in any Permits, unemployment compensation, workers’ compensation and other credits, reserves or deposits with applicable Governmental Authorities with respect to the Purchased Business;

(xi)         all of the rights and interests of the Purchased Business in, to and under any third party warranties;

(xii)        all goodwill associated with the Purchased Business as a going concern, including, but not limited to all informal relationships with the Purchased Business’s suppliers;

(xiii)       any other assets (whether owned, leased, licensed, etc.) of Seller currently used in the operation of the Purchased Business; and

(xiv)       all cash in excess of Four Hundred and Fifty Thousand Dollars ($450,000) (the “Purchased Cash”) and the accounts receivable identified in Exhibit A hereto (the “Purchased Receivables”).

(b)          Excluded Assets. The “Excluded Assets” shall include only the following:

(i)           all cash, cash equivalents and short-term investments of Seller other than the Purchased Cash;

(ii)          all of the accounts receivable of Seller as of the Closing Date other than the Purchased Receivables, a full and final summary of which shall be provided by Seller to the Buying Parties two Business Days prior to the Closing Date;

(iii)         all of Seller’s rights pursuant to this Agreement;

(iv)         Seller’s articles of incorporation, corporate charter and all accompanying corporate documents filed with the Delaware Secretary of State, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Seller and all Tax Returns; provided, however, that copies of such Tax Returns shall be provided to Buyer at the Closing (if not already provided prior thereto) (the “Excluded Records”);

(v)          All bank and other depository accounts and safe deposit boxes of Seller;

(vi)         All refunds of Taxes with respect to real or personal property used or owned by Seller with respect to all tax period or portions thereof ending on or prior to the Closing Date, and all refunds of any other Taxes;

(vii)        all claims, deposits, prepayments, guarantees, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature arising before, on or after the Closing Date which are not included as a Purchased Asset pursuant to Section 2.1(a);

(viii)       all actions, demands, rights and privileges against third parties that relate to any of the Excluded Assets or Excluded Liabilities, including actions and rights under insurance policies related thereto; and

(ix)         assets of Seller related to any Company Plan, except and to the extent expressly assumed by Buyer under Section 2.2(a)(ii).

2.2         Assumption and Retention of Liabilities.

(a)          Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets, Buyer shall only assume the following obligations and liabilities of Seller (the “Assumed Liabilities”), provided, however, that the Assumed Liabilities do not and shall not include those obligations and liabilities of Seller set forth in Section 2.2(b) (the “Retained Liabilities”):

(i)         all liabilities and obligations of Seller arising on and after the Closing Date under the Assumed Contracts; provided, however, that the Assumed Liabilities shall not include any liabilities or obligations arising out of any breach by Seller on or prior to the Closing of any provision of any such Contract, including but not limited to, liabilities or obligations arising out of Seller’s failure to perform under any such Contract in accordance with its terms prior to the Closing;

(ii)        all product warranty obligations disclosed on Schedule 3.19 of the Seller Schedules as of the date hereof; and

(iii)       all vacation time accrued as of the Closing Date by the Transferred Employees to the extent included in the Acquisition Balance Sheet or accrued in the ordinary course, consistent with past practice, since the date of the Acquisition Balance Sheet.

(b)          Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, any disclosure contained herein or made pursuant hereto, anything otherwise known to Buyer, Buyer does not assume and will not become responsible for any liability or obligation (whether known or unknown) of Seller except the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the Retained Liabilities of Seller which Buyer does not expressly or impliedly assume:

(i)         all accounts payable of Seller;

(ii)        all Indebtedness of Seller;

(iii)       all liabilities of Seller with respect to any expenses relating to the transactions contemplated by this Agreement;

(iv)       all liabilities of Seller with respect to all Taxes for all periods, whether arising before the Closing Date, including, but not limited to, all Transfer Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement;

(v)        all liabilities of Seller with respect to any pending, threatened or unasserted litigation, claim, demand, investigation or proceeding including, without limitation, liabilities relating to insurance claims, any liabilities relating to the Leased Real Property or to the Excluded Assets, and liabilities relating to any Tax owed or alleged to be owed to any Governmental Authority with respect to matters which occurred prior to the Closing Date;

(vi)       any obligation or liability of Seller incurred in connection with the execution, delivery or performance of this Agreement; and

(vii)      all liabilities of Seller which are attributable to non-compliance with applicable Laws.

2.3         Purchase Price; Deliveries

(a)          The purchase price for the Purchased Assets (the “Purchase Price”) shall be Thirty-Two Million Three Hundred Eighteen Thousand Three Hundred and Eighty-Nine Dollars ($32,318,893) payable at the Closing by Parent to Seller through the issuance of three hundred twenty-three million one hundred eighty-three thousand eight hundred ninety-three (323,183,893) shares of capital stock of Parent with an aggregate Agreed Discounted Market Value equal to the Purchase Price (the “Closing Shares”). The Closing Shares shall consist of the following:

(i)           Two Hundred Fifty Million (250,000,000) shares of Parent’s Series A Non-Voting Preferred Stock (the “Preferred Shares”) which, on the Closing Date shall be convertible into the same number of shares of Parent’s Common Stock.

(ii)          Seventy-Three Million One hundred eighty-three thousand eight hundred ninety-three (73,183,893) shares of Parent Common Stock (the “Common Shares”).

The “Agreed Discounted Market Value” per Closing Share shall be 74.07%of the average closing price per share of the Parent Common Stock as reported by the OTCQB for the fifteen consecutive Trading Days immediately prior to the date hereof.

Section 2.4         Lock Up

(a)           For a period of 24 months following the Closing Date (the “Lock-Up Period”), Seller shall not directly or indirectly offer, sell, contract to sell, hypothecate, pledge, distribute to its stockholders or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by Seller, or any of its stockholders or any Affiliate of, or any Person in privity with, Seller or any of its shareholders) (each, a “Transfer”), any of the Preferred Shares or any shares of Parent Common Stock into which the Preferred Shares are convertible. In order to enforce this agreement, Parent may impose irrevocable stop-transfer instructions preventing Parent’s transfer agent from effecting any actions in violation of this Section 2.4(a). To the extent that Parent permits Seller to distribute any of the Preferred Shares to any of Seller’s stockholders during the Lock-Up Period, such distribution will be condition upon the stockholders to whom Preferred Shares are distributed agreeing in writing to be bound by the terms of this Section 2.4(a) with respect to the distributed Preferred Shares.

(b)          The restrictions imposed by this Section shall terminate following such time that Parent shall effect a reorganization, consolidate with or merge into any other entity (where Parent is not the surviving entity) or in the event that Parent transfers all or substantially all of its properties and assets.

2.5         Allocation to Seller of the Purchase Price. On or before the Closing Date, Buyer shall deliver to Seller a schedule setting forth the allocation of consideration among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state and local law, as appropriate) (the “Allocation Schedule”). The Allocation Schedule will be prepared by Buyer and reasonably acceptable to Seller. Buyer and Seller shall each timely prepare and file their Tax Returns (including, but not limited to IRS Form 8594 and auxiliary schedules thereto, or any successor form) on the basis of the Allocation Schedule, as it may be amended, and neither Buyer nor Seller shall take a Tax Return position inconsistent with such Allocation Schedule unless required to do so by applicable law.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE KEY STOCKHOLDERS

Except as otherwise specifically set forth in the disclosure schedules delivered to the Buying Parties contemporaneously with the execution and delivery of this Agreement (the “Seller Schedules”), Seller represents and warrants to the Buying Parties (as to the matters set forth in Sections 3.1 through 3.31) as follows:

3.1         Authority and Capacity. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, its stockholders, board of directors and officers.

3.2         Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (collectively, the “Enforceability Exceptions”). Seller is not a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent (a) the execution or delivery of this Agreement by Seller, or (b) the sale of Purchased Assets to Buyer.

3.3         Noncontravention.

(a)          Except as set forth on Schedule 3.3 of the Seller Schedules: (i) Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller, in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of any Lien upon the Purchased Assets pursuant to any agreement to which Seller is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller, in connection herewith or the consummation of the transactions contemplated hereby or thereby.

(b)          The execution and delivery by Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Organizational Documents of Seller, or (ii) conflict with or violate any Laws applicable to Seller or the operation of the Purchased Business, as applicable, or by which any of its properties or assets, including, without limitation the Purchased Assets, are bound or are subject.

3.4         Legal Proceedings. There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to Seller’s Knowledge, threatened against Seller, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

3.5         Organization and Good Standing. Seller is a corporation organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Seller has all requisite power and authority to own and lease its assets and to operate the Purchased Business as the same are now being owned, leased and operated. Seller is duly qualified or licensed to do business as a foreign corporation or foreign entity in, and is in good corporate standing in, each jurisdiction in which the nature of the Purchased Business or its ownership of its properties requires it to be so qualified or licensed, except where failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.5 of the Seller Schedules sets forth a true and complete list of (a) all jurisdictions in which Seller is qualified or licensed to do business as a foreign corporation or foreign entity, and (b) all powers of attorney granted by Seller to any third party that are currently in effect. All necessary corporate action on the part of Seller with respect to the consummation of the transactions contemplated hereby has been taken. Seller has delivered to Buyer a true, complete and correct copy of its Organizational Documents, each as currently in effect and reflecting any and all amendments thereto, for Seller. Each of the Organizational Documents of Seller is in full force and effect, and Seller is not in violation of any provision thereof.

3.6         Other Ventures. Immediately after Closing, Seller will not own of record or beneficially any equity interest in any other Person engaged directly or indirectly in the Purchased Business (other than up to 1% of the outstanding shares of any publicly traded entity), whether as a partner, member or record or beneficial owner of any partnership, limited liability company, foreign entity, joint venture or similar entity, arrangement or agreement.

3.7         Financial Statements. Attached to Schedule 3.7 of the Seller Schedules are true and complete copies of (i) the audited financial statements of Seller as of and for the fiscal years ended December 31, 2020 and December 31, 2021, and (ii) the unaudited financial statements of Seller as and for the three month period ended March 31, 2022 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the assets, liabilities and financial position of Seller as of the dates indicated and the results of operations for the periods then ended, except, with respect to the interim financial statements, (A) normal year-end adjustments or adjustments which are not material, individually or in the aggregate, and (B) the absence of disclosures normally made in footnotes. The Seller Financial Statements are true, correct, and complete in all material respects.

3.8         Absence of Undisclosed Liabilities. Seller’s unaudited balance sheet, dated as of March 31, 2022, is herein referred to as the “Acquisition Balance Sheet.” Seller does not have any debt, liabilities or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the Closing Date, any action or inaction on the part of Seller prior to the Closing Date, or any state of facts existing prior to the Closing Date other than those: (i) specifically reflected on and fully reserved against in the Acquisition Balance Sheet; or (ii) incurred in the ordinary course of business since the date thereof.

3.9         Absence of Certain Changes or Events. Except as set forth on Schedule 3.9 of the Seller Schedules, since December 31, 2021 ( (i) Seller has conducted the Purchased Business only in the ordinary course consistent with past practice and has used commercially reasonable efforts to keep available the services of Seller’s employees and preserve its relationship with suppliers and customers of the Purchased Business; and (ii) there has not been any event, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2021, except as set forth in any disclosure schedule, including, without limitation, Schedule 3.9 of the Seller Schedules:

(a)          Seller has not incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has had or is reasonably likely to have a Material Adverse Effect;

(b)          there has not been any change in the Tax reporting or accounting policies or practices of the Seller’s Business, including practices with respect to (i) depreciation or amortization polices or rates, or (ii) the payment of accounts payable or the collection of accounts receivable and Seller has not settled or compromised any Tax liability or made or rescinded any Tax election;

(c)          Seller has not (i) created or incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 3.22 of the Seller Schedules, (ii) assumed, guaranteed, or endorsed the Indebtedness of any other Person, or (iii) canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business;

(d)          Seller has not suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset of Seller used in the Purchased Business which had or may have a Material Adverse Effect on the Purchased Business, or its operations, assets, or properties used in the Purchased Business, including an item or items having a value in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(e)          Seller has not (i) made, granted, or committed to make or grant: (A) any bonus or any wage, salary or compensation increase to any (y) director or officer, or (z) employee (other than in the ordinary course of business consistent with past practice), independent contractor or consultant, or (B) an increase of any benefit provided under any Company Plan, (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its current or prospective directors, officers, employees or independent contractors, consultants;

(f)           Seller has not sold, assigned, transferred, licensed, mortgaged, pledged or subjected to any Lien, or has committed to sell, assign, transfer, license, mortgage, pledge or subject to any Lien, any tangible or intangible assets which would have been included in the Purchased Assets, except for sales of inventory in the ordinary course of business;

(g)          Seller has not purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of Twenty-Five Thousand Dollars ($25,000) alone or in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;

(h)          Seller has not made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate for additions to properties, plant, equipment, or intangible capital assets or aggregate capital expenditures and commitments, other than those capital expenditures or commitments therefor made or authorized in the ordinary course of business;

(i)           Seller has not engaged in any transactions with, or entered into any Contract with, any Affiliates of Seller, except to the extent required by Law or any then existing agreements;

(j)           Seller has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder, or any director, officer, partner, or Affiliate of Seller, except with respect to payments to, and reimbursement of, fees and expenses of employees, directors and officers of Seller in the ordinary course of business;

(k)          Seller has not amended, canceled, terminated, relinquished, waived or released any Contract or right, except in the ordinary course of business or which would not be material to Seller taken as a whole;

(l)           Seller has not granted any license or sublicense of any rights under or with respect to any Seller IP, other than in the ordinary course of business;

(m)         Seller has not instituted or settled any action, claim, suit or proceeding that involved more than Ten Thousand Dollars ($10,000);

(n)          Seller has not entered into any transaction which could reasonably be expected to have a Material Adverse Effect; or

(o)          Seller has not agreed to take any of the actions described in sub-clauses (a) through (n) above.

3.10       Taxes

(ii)          All Tax Returns required to be filed in connection with the operations, income or assets of Seller in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are true and complete in all material respects and all such Taxes have been paid.

(iii)         Except as set forth on Schedule 3.10(ii) of the Seller Schedules, no deficiency, delinquency or default for any Taxes relating to the Seller or Seller’s receipts, income, sales, transactions or other business activities has been claimed, proposed or assessed against Seller, nor has Seller received notice of any such deficiency, delinquency or default; and there is no audit, examination, investigation, claim, assessment, action, suit, proceeding, lien or encumbrance in effect, pending or, to the Knowledge of Seller, proposed by any tax authority with respect to any such Taxes or with respect to any Tax Return of Seller.

(iv)         Seller has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. No extension or waiver of any statute of limitations has been requested of or granted by Seller with respect to any Tax for any period, and no extension or waiver of time within which to file any Tax Return has been requested by or granted to Seller.

(v)          No claim has been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(vi)         Seller has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with, any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(vii)        Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return, or incurred any liability for the Taxes of any Person under Treasury Regulation §1.1502-6; under any provision of state, local or foreign law similar to Treasury Regulation §1.1502-6; as a transferee or successor, by contract, or otherwise.

(viii)       Seller is not obligated to make any payments, nor is a party to any agreement that under any circumstances could obligate Seller to make any payments that are not or would not be deductible under IRC § 162(n) or IRC §280G.

(ix)          None of the assets of Seller consists of or secures any indebtedness the interest on which is exempt from Income Tax; is “tax-exempt use property” within the meaning of IRC §168(h); or will as of the Closing Date be subject to any “safe harbor lease” within the meaning of former Section 168(f)(8) of the Internal Revenue Code of 1954.

(x)           Seller is an accrual method taxpayer.

(xi)          Seller is not a foreign person within the meaning of Section 1445 of the Code.

3.11       Employees. Except as set forth in Schedule 3.11 of the Seller Schedules, there are no pending or, to Seller’s Knowledge, threatened controversies, grievances or claims by any employee or former employee of Seller with respect to his or her employment, termination of employment or compensation and benefits. Except as set forth in Schedule 3.11 of the Seller Schedules, there has not been, since December 31, 2021, any controversies, grievances or claims by any employee or former employee of Seller in writing with respect to his or her employment, termination of employment or any compensation and benefits. Seller has never been a party to, or bound by, any collective bargaining agreement with any labor organization. Seller has never experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor or employees to cause Seller to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. Schedule 3.11 of the Seller Schedules sets forth a true and complete list of all employees of Seller, including date of hire, years of service, compensation and status. No labor strike or stoppage is pending or, to Seller’s Knowledge, threatened against Seller. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act (except with respect to the transaction contemplated by this Agreement), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax, where failure of compliance would have a Material Adverse Effect. There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to Seller since January 1, 2020.

3.12       Employee Benefit Plans and Other Compensation Arrangements.

(a)          Set forth on Schedule 3.12(a) of the Seller Schedules is a true and complete list of all Company Plans. Correct and complete copies of the following documents with respect to each Company Plan have been made available to Buyer, as applicable: (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (ii) the Forms 5500 annual reports and all schedules thereto filed for the three most recent plan years; (iii) the most recent valuation report; (iv) the most recent IRS determination letter and the three most recent annual nondiscrimination testing results for each Company Plan intended to meet the requirements of Section 401(a) of the Code ; (v) the most recent summary plan description and subsequent summaries of material modifications; (vi) the most recent audited financial statements; and (vii) written summaries of all non-written Plans.

(b)          Except as set forth on Schedule 3.12(b) of the Seller Schedules:

(i)           Neither Seller has nor any ERISA Affiliate has, at any time during the six (6) years preceding the date hereof, sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA and no Seller nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan;

(ii)          each of the Company Plans and any related trusts currently satisfy in all material respects, and for all prior periods have satisfied in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, requirements under Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(iii)          neither Seller nor any employee of Seller (i) who is a “disqualified person” (as defined in Section 4975 of the Code), has entered into any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory or administrative exemption does not exist with respect to any Company Plan, or (ii) that is a fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty in connection with the administration or investment of the assets of the Company Plans;

(iv)         all of the Company Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Company Plans or applicable Law have been timely made;

(v)          Seller has no liability of any nature with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the current Company Plans, none of which are overdue;

(vi)         neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future: (i) result in any payment becoming due to any director, officer, employee, former employee, independent contractor, consultant or agent of Seller from Seller under any Company Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; or (iv) give rise to an obligation to pay any amount by Seller or Buyer (or any Affiliate of Buyer) or any Company Plan that would not be deductible by Seller or Buyer (or Affiliates of Buyer) by reason of Section 280G of the Code and that would subject the recipient of any such amount to the excise Tax imposed under Section 4999 of the Code;

(vii)        none of the Company Plans provide life, medical, dental, vision or other welfare benefits to Persons who are not current employees of Seller or their dependents or for periods longer than one month after termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or any similar state Law;

(viii)       Seller can terminate each Company Plan without further material liability to Seller (except for benefits accrued through the date of termination); and

(ix)          each Company Plan which is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) complies in form and operation with the provisions of Code Section 409A and the regulations promulgated thereunder.

3.13       Environmental Matters. Seller has not received any notice, demand letter or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and Seller is not the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to Seller’s Knowledge, threatened, actions, suits or proceedings against Seller or any of its properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws. Seller’s Business is being and has been conducted in compliance with all Environmental Laws, (b) the real property leased, occupied by or operated by Seller at any time (including soil, groundwater or surface water on, under or, to Seller’s Knowledge, adjacent to the properties and buildings thereon) (the “Affected Property”) do not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (c) Seller has all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of Seller’s Business (d) Seller has not received any notice from any Governmental Authority that Seller may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to Seller, (e) no reports have been filed, or have been required to be filed, by Seller concerning the release of any Regulated Substance or the violation of any Environmental Law on or at the properties used at any time in the business of Seller, (f) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property in a manner which violated any Environmental Law, (g) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of Seller relating to Seller’s Business and (h) Seller has not incurred any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental Law. The transactions contemplated hereby do not require any filing or registration with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law.

3.14       Permits; Compliance with Laws. Except as set forth on Schedule 3.14(a) of the Seller Schedules, the Purchased Business has at all times prior to the date hereof been operated in compliance with all applicable Laws, and Seller possesses and is in compliance with all Permits required to operate the Purchased Business at the current levels of production. Except as set forth on Schedule 3.14(b) of the Seller Schedules, Seller has not received any written notice from any Person alleging any noncompliance with any applicable Law or Permit with respect to the Purchased Business. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired (as they related to the right or authorization of Seller) as a result of the performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby. Each Permit is listed on Schedule 3.14(c) of the Seller Schedules. Except as set forth on Schedule 3.14.(d), there are no inquiries or investigations with respect to the violation of any Law by Seller in connection with the operation of the Purchased Business currently being conducted by any Governmental Authority.

3.15       Real and Personal Properties.

(a)          Real Property.

(i)           Seller has never owned any real property.

(ii)          Schedule 3.15(a) of the Seller Schedules identifies the Leased Real Property and the lease relating to such Leased Real Property (the “Lease”). Seller has a valid and subsisting month-to-month leasehold interest in the Leased Real Property. With respect to each Lease: (A) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full; (B) there is no existing default by Seller or, to Seller’s Knowledge, by the lessor of such Lease; (C) Seller has not received any written notice that it is in default under the Lease; and (D) there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller under the Lease. The Lease delivered to Buyer is the only lease and rental agreement, together with all amendments, that constitute the Leased Real Property and the Lease has not been amended, modified or terminated since such delivery.

(iii)          Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by Seller. Seller has not received any written notice from a Governmental Authority or any lessor of Leaser Real Property that there are any public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Leased Real Property.

(iv)         The zoning of the Leased Real Property permits the existing improvements and uses of Seller (including any variances, conditional use permits and other special use restrictions).

(v)          (i) Seller’s leased portion of each of the buildings, structures and improvements situated on the Leased Real Property is in good condition and repair, reasonable wear and tear excepted, (ii) none of the buildings, structures and improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been leased by Seller, has been damaged by fire or other casualty except for such damage as has been fully repaired and restored prior to the date of this Agreement, and (iii) each of the buildings, structures and improvements situated on the Leased Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(vi)         The Leased Real Property is supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Leased Real Property as currently operated.

(vii)        Other than Seller, no Person will be leasing, using or occupying any portion of the land, property, structures, fixtures and improvements covered by the Lease as of the Closing Date.

(viii)       Seller has the right to quiet enjoyment of the Leased Real Property for the full term of the Lease (and any renewal option related thereto), and Buyer will continue to have such rights upon consummation of the transactions contemplated hereby conditioned on consent of the landlord and on Buyer after the Closing Date continuing to fulfill all the terms of the Lease, and the leasehold or other interest of Seller in the Leased Real Property is not subject to any Lien.

(b)          Personal Property. Schedule 3.15(b) of the Seller Schedules lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by Seller having an original cost of Twenty-Five Thousand Dollars ($25,000) or more and utilized in the Purchased Business. Except as set forth on Schedule 3.15(b), the Purchased Assets owned or leased by Seller constitute all of the material assets and properties used by Seller in the operation of the Purchased Business (including all books, records, computers and computer programs and data processing systems) and are in good and serviceable condition (subject, in each case, to normal wear and tear). Except for the personal property leases indicated on Schedule 3.15(b) of the Seller Schedules, no Person, other than Seller, owns or utilizes any material equipment used by Seller in the operation of the Purchased Business.

3.16       Intellectual Property.

(a)          Owned Intellectual Property Rights. Schedule 3.16(a) of the Seller Schedules sets forth a true and complete list of all Intellectual Property Rights owned (in whole or in part) by Seller and utilized in the Purchased Business (such owned Intellectual Property Rights collectively, the “Seller Owned IP”) including: (i) for each registered Trademark and Trademark application, the registration number or the Trademark application serial number, as applicable, and the class of goods covered; and (ii) for each Copyright, the registration number or the Copyright application number, as applicable; provided that Schedule 3.16(a) of the Seller Schedules is not required to set forth trade secrets, know-how, goodwill and other Intellectual Property Rights that may constitute Seller Owned IP but are not reducible to schedule form.

(b)          Licensed Intellectual Property Rights. Schedule 3.16(b) of the Seller Schedules sets forth a list of all Intellectual Property Rights, other than Seller Owned IP, licensed to or used by Seller in the Purchased Business (the “Seller Licensed IP”). Seller has made available to Buyer true and complete copies of all licenses, license agreements and other Contracts governing Seller Licensed IP (the “Seller Licenses”) as they are maintained by Seller in its ordinary course of business.

(c)          Licensed-Out Rights. Schedule 3.16(c) of the Seller Schedules contains a true and complete list of all licenses, license agreements or other Contracts in which Seller has licensed or granted rights to any Seller Owned IP or Seller Licensed IP to any third parties (collectively, “Third-Party Licenses”) and, with respect to each Third-Party License, all Intellectual Property Rights licensed thereby. Except as described in Schedule 3.16(c) of the Seller Schedules, (i) Seller has not sold, transferred, assigned, licensed, sub-licensed, restricted or encumbered any Seller Owned IP or Seller Licensed IP, whether orally or in writing, and (ii) no licensing fees, royalties or payments are due or payable by Seller in connection with Seller Owned IP or Seller Licensed IP, other than maintenance fees. Seller made available to Buyer true and complete copies of all Third-Party Licenses.

(d)          No Infringement / Misappropriation of Third Party Rights. Seller has not interfered with, infringed upon, violated or misappropriated any Intellectual Property Rights of any third party. To the Knowledge of Seller, no respective current or former Representative of Seller has interfered with, infringed upon, violated or misappropriated or is interfering with, infringing upon, violating or misappropriating or has made or is making unlawful use of any Intellectual Property Rights of any Person for the benefit of Seller. Except as described on Schedule 3.16(d) of the Seller Schedules, Seller has not received any charge, complaint, claim, demand, notice or other communication alleging any such interference, infringement, misappropriation or violation (including any demand or claim that Seller must license or refrain from using any Intellectual Property Rights of any third party). To the Knowledge of Seller, no third party (including its current or former Representatives) has interfered with, infringed upon or misappropriated any Intellectual Property Rights of Seller.

(e)          No Encumbrances on Seller Rights. Except as set forth on Schedule 3.16(e) of the Seller Schedules:

(i)           Seller owns all right, title and interest in and to, or has a valid, binding, unexpired and subsisting right and license to use, all of the Seller Owned IP or Seller Licensed IP (collectively, “Seller IP”) and to make, have made, use, sell, import and export, distribute, have distributed, publicly perform, publicly display, reproduce and prepare derivative works of the Seller IP;

(ii)          the rights of Seller to the Seller IP are free and clear of all Encumbrances;

(iii)         all registrations with and applications to Governmental Authorities in respect of the Seller IP are valid, subsisting and in full force and effect and Seller has taken all action required to maintain their validity and effectiveness;

(iv)         there are no restrictions (other than those which have been complied with or waived) on the direct or indirect transfer of any Third-Party Licenses, or any interest therein;

(v)         Seller has delivered to Buyer prior to the execution of this Agreement documentation with respect to any invention, process, design, Software or other know-how or trade secret included in the Intellectual Property Rights utilized in the Purchased Business, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, Software or other know-how or trade secret and to facilitate its use and further improvement and development without reliance on the special knowledge or memory of any individual; and

(vi)         Seller has taken reasonable measures to protect the secrecy, confidentiality and value of its Proprietary Information used in the Purchased Business.

(f)           No Default; No Required Approvals or Consents. Except as set forth on Schedule 3.16(f) of the Seller Schedules:

(i)          Seller and all third parties are, and upon the consummation of the purchase and other transactions contemplated by this Agreement will be, in compliance in all material respects with the Third-Party Licenses and Seller Licenses (collectively, the “Licenses”);

(ii)          the rights of Seller or any successors to the respective Seller IP will not be affected by the execution, delivery or performance of this Agreement or the consummation of the purchase or other transactions contemplated by this Agreement;

(iii)         Seller is not, and as a result of the execution, delivery or performance of this Agreement or the consummation of the purchase or other transactions contemplated by this Agreement will not be, in material Breach of any Licenses, and Seller has not received any notice or other communication to the contrary;

(iv)         no approval or consent of any Person is needed so that the interest of Buyer in the Seller IP will continue to be in full force and effect upon the consummation of the purchase and other transactions contemplated by this Agreement;

(v)          Seller has not entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its Intellectual Property Rights, technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market; and

(vi)         Seller is not subject to any Order, Contract or Law pertaining to the Seller IP which would be Breached by the consummation of the purchase or other transactions contemplated by this Agreement.

(g)          No Claims or Actions. There are no claims or written demands of any Person, including any interferences, oppositions, cancellations or other contested proceedings, nor, to Seller’s Knowledge, is there any valid basis for the same, which challenge the rights of Seller in respect of any Seller IP.

(h)          Confidential Treatment. All Intellectual Property Rights of Seller for which confidentiality is appropriate has been maintained in confidence in accordance with protection procedures believed by Seller to be adequate for protection and customarily used in the industry to protect rights of like importance or in accordance with the applicable Third-Party Licenses, as the case may be. All commercially reasonable measures have been taken to maintain the confidentiality of the Proprietary Information of Seller, and of all other information the value of which to Seller is contingent upon maintenance of the confidentiality thereof.

(i)          Assignment of Inventions. All former and current Representatives who have contributed in any material way to or participated in any material way in the conception and development of the Seller Owned IP, or who have had access to the Proprietary Information of Seller, have executed and delivered to Seller an agreement suitable to vest ownership rights to any inventions, discoveries, innovations, improvements, creations, developments, results and works in Seller and have entered into an agreement for maintaining the confidential information of Seller, true and complete copies of which have heretofore been delivered to Buyer and all of which are now in full force and effect and enforceable in accordance with their respective terms. No former or current employees of Seller has filed, asserted in writing or, to the Knowledge of Seller, threatened in writing any claim against Seller in connection with such employee’s involvement in the conception and development of any of such Intellectual Property Rights. To the Knowledge of Seller, none of the current employees of Seller has any Patents issued or applications pending for any device, process, design or invention of any kind used or expected to be used by Seller in the furtherance of the Purchased Business, which Patents or applications have not been duly, validly and fully assigned to Seller.

(j)           No Rights to Royalties. No former or current member or Representative of Seller has or will have any rights to future royalty payments or license fees from Seller, deriving from licenses, technology agreements or other agreements, whether written or oral, among any such Person and Seller.

(k)          Supporting Documents. Seller has in its possession or control true and complete copies of all documents relating to each Seller Owned IP. Seller has heretofore delivered to Buyer true and complete, fully executed copies of all of such documents.

3.17       Business Contracts. Schedule 3.17(a) of the Seller Schedules lists all of the currently effective written or oral agreements, contracts, leases, licenses, commitments, arrangements, letters of understanding or undertakings (collectively, “Contracts”), or by which any of the Purchased Assets is bound or are subject, including without limitation, all:

(i)           Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures, or which provide for the purchase of goods or services by Seller from any one Person or group of related Persons in excess of $50,000 during any 12-month period;

(ii)          Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by Seller to any one Person or group of related Persons in excess of $50,000 during any 12-month period;

(iii)         Contracts relating to Indebtedness or to the granting by Seller of a Lien on any of the Purchased Assets, or any guaranty by Seller of any obligation in respect of borrowed money or otherwise;

(iv)         Contracts with dealers, distributors or sales representatives involving more than $50,000 during any 12-month period;

(v)          employment, confidentiality and non-competition agreements with any employee, officer, consultant, or management advisor (including, without limitation, any oral compensatory agreements);

(vi)         Contracts which limit the freedom of Seller to engage in any business or compete with any Person;

(vii)        Contracts pursuant to which Seller is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person;

(viii)       stock option Contracts, warrants, convertible securities, or any other agreements, for the purchase or issuance of capital stock of Seller;

(ix)          Contracts restricting the transfer of capital stock or shares in the capital of Seller, obligating Seller to issue or repurchase shares of its capital stock or in its capital;

(x)           partnership or joint venture Contracts;

(xi)          Contracts not included in subsection (v) providing for severance, retention, change in control or other similar payments;

(xii)         Contracts with any current or former officer, director, stockholder or Affiliate of Seller;

(xiii)        Contracts under which Seller has made advances or loans to any other Person; and

(xiv)       any other Contract used in the operation of the Purchased Business that is cancelable on ninety (90) days or less notice to the other party or parties thereto.

Complete copies of each Contract required to be identified on Schedule 3.17(a) of the Seller Schedules, including amendments, waivers, or other changes thereto (collectively, the “Business Contracts”) have been made available to Buyer. In the case of each oral Business Contract, Schedule 3.17(a) of the Seller Schedules also includes a brief description of such Contract. Each of the Business Contracts is in full force and effect and is the legal, valid and binding obligation of each party thereto and enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.17(b) of the Seller Schedules, Seller has performed in all material respects all obligations required to be performed by it pursuant to the Business Contracts, is not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default) and to Seller’s Knowledge, no other party to any Business Contract is in breach or default thereunder. Seller has not received any notice of any Person’s intent to terminate or materially amend any Business Contract.

3.18       Litigation. Except as set forth on Schedule 3.18 of the Seller Schedules, there are no, and since December 31, 2021 there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to Seller’s Knowledge threatened against Seller. Except as set forth on Schedule 3.18 of the Seller Schedules, Seller is not a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”).

3.19       Product Warranty and Product Liability. Except as set forth on Schedule 3.19 of the Seller Schedules: (a) there have been no product or service warranty claims made by customers of the Purchased Business in the past three (3) years; (b) there have been no product recalls by the Purchased Business in the past three (3) years; and (c) there are no product or service warranties outstanding or currently being offered to customers of the Purchased Business. All products and services provided by Seller in the Purchased Business are sold, licensed or otherwise provided pursuant to terms that include (i) a disclaimer of all warranties; (ii) a disclaimer of all consequential damages arising from the use or possession of the product or use or provision of the services; and (iii) language stating that Seller’s maximum liability will not exceed the amount paid for such product.

3.20       Customers. Schedule 3.20 of the Seller Schedules sets forth the ten (10) largest customers in terms of sales (“Material Customers”) of the Purchased Business on a consolidated basis, in each case for the twelve (12) months ended December 31, 2021. Except as set forth on Schedule 3.20 of the Seller Schedules, since December 31, 2021, no Material Customer has canceled or otherwise terminated or, to Seller’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with Seller or to materially decrease its purchases from Seller. To Seller’s Knowledge, there will be no material adverse change in a relationship with any Material Customer as a result of the transactions contemplated by this Agreement.

3.21       Insurance. Schedule 3.21(a) of the Seller Schedules contains an accurate and complete list of all insurance policies owned, held by or applicable to Seller or Seller’s Business (including its respective assets or business), setting forth the policy name, policy number, carrier, type of coverage, and whether such policy is occurrence or claims based. All such policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies in accordance with their terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.21(b) of the Seller Schedules, in the past twelve (12) months, no event specific to Seller has occurred which would reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy of Seller has been cancelled within the last two (2) years and no threat has been made to or notice received by Seller to cancel any insurance policy during such period. All such insurance policies will remain in full force and effect with respect to periods before the Closing. To Seller’s Knowledge, no event has occurred, including, without limitation, the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies. Seller has no self-insured or co-insurance programs.

3.22       Indebtedness. Schedule 3.22 of the Seller Schedules sets forth a listing of all existing Indebtedness of Seller and the Contracts and instruments under which such Indebtedness exists.

3.23       Related Party Transactions. Except for Excluded Assets and Excluded Liabilities or as set forth on Schedule 3.23 of the Seller Schedules, no employee, officer, director, or stockholder owning 1% or more of the outstanding capital stock of Seller (each a “Related Person”): (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than any participant loans under any Company Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of Seller in the ordinary course of business); (ii) owns any property or right, tangible or intangible, that is used by Seller or (iii) has any claim or cause of action against Seller, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Company Plans.

3.24       Accounts Receivable; Backlog; Inventories.

(a)       All accounts receivable reflected in the Financial Statements, and such additional accounts receivable as are reflected on the books of the Company on the date hereof (the “Accounts”), are carried at values determined in accordance with GAAP, are bona fide and arose from valid sales and deliveries of goods, performances of services, or other business transactions in the ordinary course of business are not subject to defenses, deductions, set offs or counterclaims, or requests or agreements for reduction or discounts, or any prior assignment, lien or security interest, nor contingent upon the future performance of services or the future delivery of products, except as set forth on Schedule 3.24(a) hereto, and, except as specifically set forth on Schedule 3.24(a), are not aged more than ninety (90) days.

(b)      As of March 31, 2022, Seller’s backlog with respect to the Purchased Business, represented by released, written purchase orders or contracts received or signed in the ordinary course of business, was $127,851.

(c)       Schedule 3.24(c) is a correct and complete list as of December 31, 2021, of all inventories of raw materials, work-in-process, parts, supplies and finished products included in the Purchased Assets, identified by category, location and carrying cost. Such inventories are of a quality that is useable and saleable in the ordinary course of business, except for obsolete or excess items which have been fully reserved against or written off. Such inventories have been reflected on such balance sheets at cost (taking into account the usability or salability thereof). None of such inventories have been written up in value or repurchased by, or returned to, Seller, at an increased value. All such inventories are owned free and clear and are not subject to any Lien, except to the extent reserved against or reflected in the Financial Statements.

3.25       Sufficiency of Purchased Assets. The Purchased Assets are sufficient in all material respects for Seller to carry on the Purchased Business as heretofore conducted and as proposed to be conducted by Buyer hereafter.

3.26       Brokerage. Except for fees or expenses which have already been paid or as set forth on Schedule 3.26 of the Seller Schedules, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

3.27       Acquisition Entirely for Own Account. The Closing Shares to be acquired by Seller pursuant to this Agreement (and any shares of capital stock issuable upon conversion of any of the Closing Shares) will be acquired for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Closing Shares (or shares of capital stock issuable upon conversion of any of the Closing Shares).

3.28       Restricted Securities; Legends. Seller is aware that the Closing Shares have not been registered under the Securities Act, or any state securities Laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities Laws or unless an exemption from such registration requirements is available.

Seller agrees that each certificate representing the Closing Shares, if certificates representing the Closing Shares are issued, shall be imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. NO OFFER, SALE, ASSIGNMENT, PLEDGE OR TRANSFER IN RELIANCE UPON THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION AND QUALIFICATION SHALL BE MADE UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HAS BEEN FURNISHED TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.

3.29       Disclosure of Information.

(a)       Seller has had an opportunity to discuss Parent’s and Buyer’s business, management, financial affairs and the terms and conditions of the offering of Parent Common Stock and Parent Series A Non-Voting Preferred Stock pursuant to this Agreement with Parent’s management. Seller understands that such discussions, and any written information delivered by Parent or Buyer to Seller, were intended to describe the aspects of the Parent’s and Buyer’s business which it believes to be material. Seller acknowledges and understands that Parent files annual, periodic and current reports with the SEC pursuant to the Exchange Act, and that Seller has had the opportunity to review such filings and discuss the same with Parent’s management.

(b)      Seller has delivered or made available true and complete copies of each document that has been requested by the Buying Parties or their counsel in connection with their legal and accounting review of Seller and the Purchased Business.

3.30       Accredited Investor Representation. Seller is an “accredited investor” within the meaning of Rule 501(a)(3) of Regulation D promulgated under the Securities Act being a corporation not formed for the specific purpose of acquiring the Closing Shares, with total assets in excess of $5,000,000. Seller understands that the acquisition of the Closing Shares pursuant to this Agreement involves substantial risk. Seller has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this acquisition of the Closing Shares and protecting its own interests. Seller has not received any general solicitation or general advertisement in connection with the issuance of the Closing Shares.

3.31       Seller’s Stockholders. Each of Seller’s stockholders is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. All offers and sales of securities by Seller to its stockholders have been made in compliance with exemptions from registration under applicable state and federal securities laws.

3.32       Representations Complete. None of the representations or warranties made by Seller nor any financial statement, or statements made in any exhibit or schedule to this Agreement or certificate furnished by Seller pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of Seller for use in soliciting their consent to this Agreement and the transactions contemplated hereby, contains or will contain at Closing any untrue statement of a material fact or omits or will omit at Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.33       Specific Representations of the Key Stockholders. The Key Stockholders hereby jointly and severally represent to the Buying Parties as follows:

(a)       Authority and Capacity. Each Key Stockholder possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Key Stockholder, and consummate the transactions contemplated herein and therein.

(b)       Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by each Key Stockholder in connection herewith will upon such delivery be, duly executed and delivered by such Key Stockholder, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Key Stockholder, enforceable in accordance with its terms, subject to Enforceability Exceptions. No Key Stockholder is a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent (a) the execution or delivery of this Agreement by any Key Stockholder, or (b) the sale of Purchased Assets to Buyer.

(c)       Other Ventures. Immediately after Closing, no Key Stockholder nor any of their respective Affiliates will own of record or beneficially any equity interest in any other Person engaged directly or indirectly in the Purchased Business (other than up to 1% of the outstanding shares of any publicly traded entity), whether as a partner, member or record or beneficial owner of any partnership, limited liability company, foreign entity, joint venture or similar entity, arrangement or agreement.

ARTICLE 4: representations and warranties of parent and buyer

Parent and Buyer represent and warrant to Seller as follows:

4.1         Authority and Capacity. Each of Parent and Buyer possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Parent and Buyer, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Parent and Buyer.

4.2         Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Parent and Buyer in connection herewith will upon such delivery be, duly executed and delivered by Parent and Buyer, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Neither Parent nor Buyer is a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent (a) the execution or delivery of this Agreement by Parent and Buyer, or (b) the sale of Purchased Assets to Buyer.

4.3         Noncontravention. Neither Parent nor Buyer is required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Buyer, in connection herewith. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Parent or Buyer in connection with its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Buyer, in connection herewith or the consummation of the transactions contemplated hereby or thereby.

4.4         Organization, Standing and Power. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified. Buyer is a newly formed entity that has been formed solely for the purpose of purchasing the Purchased Assets.

4.5         SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since January 1, 2019 (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

4.6         Closing Shares. The Closing Shares, when issued and delivered to Seller pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE 5: closing conditions; deliveries

5.1         Conditions to the Buying Parties’ Obligations. The obligation of the Buying Parties to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 5.1:

(a)       The representations and warranties of Seller in this Agreement will be true and correct as of the Closing Date, except for representations which address matters as of a particular date, in which case such representations will be true and correct as of such particular date.

(b)       Seller will have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(c)       There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Seller, its business, prospects, assets or properties or the Purchased Assets as of the Closing Date.

(d)       Buyer shall have received from Seller a bill of sale, duly executed for transfer of the Purchased Assets, in the form of Exhibit B attached hereto;

(e)       Buyer shall have received an assignment and assumption agreement (the “Assignment and Assumption Agreement”), duly executed by Seller, in the form of Exhibit C hereto;

(f) The Voting Agreement in the form of Exhibit D hereto shall have been executed and delivered by the parties thereto.

(g)       Buyer shall have received a certificate of corporate good standing as of the most recent practicable date from Secretary of State where Seller is incorporated or qualified to do business and such tax clearance certificates from such taxing authorities Buyer may deem necessary;

(h)       Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement;

(i)       Buyer shall have received (i) signed offer letters agreeing to new employment with Buyer from such Applicable Employees as Buyer deems necessary and (ii) employee confidentiality agreements and other agreements from all such parties as are customarily signed by new employees of Parent;

(j)       all filings, authorizations, approvals and consents necessary to consummate the transactions contemplated by this Agreement, including the consents of the Persons listed on Schedule 5.1(i) to assign the contracts listed therein to Buyer (“Required Consents”) shall have been made with or obtained from all applicable governmental authorities or other Persons, as the case may be;

(k)       Parent shall have received approval of its stockholders to amend its Amended and Restated Certificate of Incorporation to create the Preferred Shares and increase its authorized common stock to an amount sufficient to deliver the Common Shares at the Closing and cover the conversion of the Preferred Shares delivered at the Closing;

(l)       Parent shall have completed all filings with the SEC and the OTCQB and made all public announcements it deems necessary for the Closing including, without limitation the distribution of any proxy statement or information statement regarding the Transaction;

(m)       Buyer shall have received the approval of the landlord of the Lease Real Property of an assignment of the Lease to Buyer on such terms as are acceptable to Buyer; and

(n)       All Schedules shall be updated to the Closing Date in accordance with Section 7.6 below.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer. Notwithstanding the foregoing, any computer software, database and similar property shall be delivered and conveyed to Buyer exclusively by electronic transmission in a manner mutually acceptable to Seller and Buyer.

5.2         Conditions to Seller’s Obligations. The obligations of Seller to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:

(a)       The representations and warranties of Buyer in this Agreement will be true and correct as of the Closing Date, except for representations which address matters as of a particular date, in which case such representations will be true and correct as of such particular date.

(b)       Buyer will have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(c)       Seller shall have received the Assignment and Assumption Agreement, duly executed by Buyer; and

(d)       Seller shall have received each other document required to be delivered to the Buying Parties pursuant to this Agreement.

Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.

ARTICLE 6: the closing

The consummation of the transactions contemplated herein (the “Closing”) will take place on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 5 hereof (other than those conditions that are to be satisfied on the Closing Date) and shall take place at the offices of Haddan & Zepfel LLP in Newport Beach, CA or at such other time and place as to which Buyer and Seller may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE 7: covenants and agreements

7.1         Miscellaneous Covenants.

(a)       Expenses. Seller shall pay Buying Parties legal expenses incurred in the negotiation, preparation and consummation of this Agreement and the other documents contemplated hereby and the carrying out of the contemplated transaction. Except as otherwise set forth in the preceding sentence, each of the parties to this Agreement shall pay all costs and expenses incurred by it in the negotiation, preparation and consummation of this Agreement and the other documents contemplated hereby and carrying out of the contemplated transactions, including all legal fees, accounting fees, investment banking fees and related expenses.

(b)       No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (i) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (ii) Buyer and its successors and permitted assigns may assign this Agreement in connection with a transfer of all or substantially all of the assets of Buyer.

(c)       Conduct of Business of Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date Seller agrees, except to the extent that Parent will otherwise consent in writing, to carry on Seller’s business in the ordinary course of business consistent with past practice. Without limiting the foregoing, Seller shall use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with Seller and (iv) maintain, and make all necessary filings for the preservation of, all Seller IP.

(d)       Public Announcements. Each of Parent, Buyer and Seller agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Parent and Seller (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

(e)       Efforts; Agreement to Cooperate. Subject to the terms and conditions of this Agreement and applicable law, Parent, Buyer and Seller shall use all reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents and approvals of any Governmental Authority or third party (including consent of the Landlord to the assignment of the Lease to Buyer), to effect all necessary registrations, filings and submissions and to lift any injunction, order or decree of a court or other Governmental Authority of competent jurisdiction or other legal bar to consummation of the Transaction or otherwise restraining or prohibiting the consummation of the Transaction (and, in such case, to proceed with the consummation of the Transaction as expeditiously as possible), including through all possible appeals.

7.2         Restrictive Covenants.

(a)       Acknowledgments by Seller. Seller and the Key Stockholders acknowledge and agree that each: (i) was afforded access to Confidential Information (as defined below) which could have an adverse effect on Buyer and its business if it is disclosed, and that as a condition to the consummation of the transactions contemplated hereby it is reasonable and necessary for Seller and the Key Stockholders to promise and agree, subject to the terms and conditions herein, not to disclose such Confidential Information and (ii) has knowledge and expertise in the Purchased Business that is special and unique, and that as a condition to Buyer’s consummation of the transactions contemplated hereby, it is reasonable and necessary for Seller and the Key Stockholders to promise and agree, subject to the terms and conditions herein, to the non-compete covenants set forth in Section 7.2(c) below. Seller and the Key Stockholders further acknowledge and agree that the benefits provided to Seller and the Key Stockholders under this Agreement, constitutes good and sufficient consideration for the agreements and covenants in this Section 7.2.

(b)       Nondisclosure. Seller and the Key Stockholders covenant and agree, that from and after the Closing Date, none of Seller, the Key Stockholders or their respective Affiliates shall disclose, directly or indirectly, any Confidential Information. If the disclosure of Confidential Information is required by Law or compelled by any Governmental Authority, Seller and the Key Stockholders agree to provide Buyer with as much prior written notice of such disclosure as possible. For purposes of this Section 7.2, “Confidential Information” means: (i) all information belonging to, used by, or which is in the possession of Seller or the Key Stockholders relating to the Purchased Business or the Purchased Assets of Seller including, but not limited to, information relating to any products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Seller IP; and (ii) all information relating to the transactions contemplated herein, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith, in each case to the extent that such information is not required to be disclosed by applicable Law or compelled to be disclosed by any Governmental Authority. Notwithstanding the foregoing, the term “Confidential Information” does not include information that is or becomes generally available to or known by the public (other than as a result of a disclosure by Seller or the Key Stockholders). Seller and the Key Stockholders acknowledge that following the Closing all of the Confidential Information will be the exclusive proprietary property of Buyer, whether or not prepared in whole or in part by Seller and whether or not disclosed to or entrusted to the custody of Seller.

(c)       Noncompetition. Seller and the Key Stockholders covenant and agree that during the period from the date of this Agreement through the third anniversary of the Closing Date (the “Non-Competition Period”), none of Seller, the Key Stockholders or their respective Affiliates, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration: except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 1% of the ownership or control of such entities, own, operate, control, finance, manage, advise, consult, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any Person engaged in a business substantially similar to the Purchased Business, or a business that would reasonably be determined to compete with the Purchased Business, as conducted as of the Closing Date (in any case, a “Competing Business”).

(d)       Noninterference. Seller and the Key Stockholders covenant and agree that during the Non-Competition Period, none of Seller, the Key Stockholders or their respective Affiliates will, without the prior written consent of Buyer: (i) solicit, induce or attempt to solicit or induce, whether or not for consideration, any Transferred Employee to terminate his or her relationship with Buyer; or (ii) in any way, directly or indirectly, solicit, divert, or take away the business of any Person who (A) is or was a customer of Seller during the period of time from January 1, 2020 through the date of the Closing, or (B) becomes a customer of Buyer during the Non-Competition Period; or in any manner influence such Person to cease doing business in part or in whole with Buyer.

(e)       Equitable Relief. Seller and the Key Stockholders agree that money damages alone will not be a sufficient remedy for any breach of the provisions of Section 7.2, and that in addition to all other remedies Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Seller and the Key Stockholders waive the securing or posting of any bond in connection with such remedy.

(f)       Reformation of Agreement. If any of the covenants contained in this Section 7.2, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that Seller and the Key Stockholders shall be subject to nondisclosure, noncompetition, noninterference, or other covenants that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of Section 7.2 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

(g)       Reasonableness of Terms. Buyer, Seller and the Key Stockholders stipulate and agree that the covenants and other terms contained in this Section 7.2 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Buyer would not have purchased the Purchased Assets had Seller and the Key Stockholders not agreed to these covenants, and that the restrictions contained herein are designed to protect the business of Buyer and ensure that neither Seller nor the Key Stockholders engage in unfair competition against Buyer.

7.3         Discharge of Liabilities. Seller shall pay, discharge and perform, as and when the same shall become due, all of the Retained Liabilities.

7.4        Maintenance of Corporate Existence; Restriction on Distribution; Employment.

(a)       Seller covenants and agrees that Seller shall continue in existence and good standing under the laws of the State of Utah and Delaware for a period of four (4) years following the Closing. Immediately after the Closing, Seller shall cease all use in commerce of the name “Axil.”

(b)       Seller covenants and agrees that it shall not distribute any of the Closing Shares to its stockholders prior to the one year anniversary of the date the stockholders of Seller duly approved the transactions contemplated hereby (the “Approval Date”), and shall not adopt a resolution with respect to any such distribution to stockholders prior to the one year anniversary of the Approval Date, except that Seller may distribute Closing Shares to its stockholders pursuant to Section 4(a)(7) of the Securities Act. The provisions of this Section 7.4(b) are in addition to the provisions of Section 2.4 above.

(c)       For the four-year period following the Closing (the “Records Period”), Seller shall retain, and shall afford to Buyer, its attorneys, accountants and other representatives upon reasonable notice and during normal business hours, access to the books and records of Seller’s Business constituting part of the Excluded Assets and Excluded Liabilities in existence as of the Closing, as Buyer shall from time to time reasonably request in order to comply with any Laws, related to any pending or reasonably anticipated litigation or other proceedings before any Governmental Authority, or required by Buyer in connection with the preparation of any Tax returns. Buyer, its attorneys, accountants and other representatives shall be furnished true and complete copies of the same as such representatives shall reasonably request.

7.5         Employee Matters.

(a)      Buyer may offer employment commencing on the Closing Date to such employees of Seller as Buyer selects (“Applicable Employees”) other than employees that Seller has designated as essential to the operation of its hearing aid business. Seller shall advise Buyer in writing of the names of such essential employees by May 15, 2022. The terms of such offered employment, if any, will be at Buyer’s discretion. Nothing in this Agreement shall be construed to require Buyer to make an offer of employment to any employees of Seller or retain any employees it hires for any period of time, in any particular position, at any particular compensation rate or with any particular rights or benefits. Nothing in this Agreement shall be construed as requiring Buyer to make an offer of employment on any basis other than an employment-at-will basis.

(b)       “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.

(c)       Effective as of the Closing Date Seller shall terminate all Transferred Employees. Buyer shall not assume, accept or be responsible for any liabilities under the Company Plans or any employee or employee benefit obligations of Seller, Seller’s ERISA Affiliates or any of predecessors in interest thereof, and Seller shall retain such liabilities and indemnify and hold harmless Buyer and its Affiliates against all claims, payments, expenses, costs and losses, incurred or accrued with respect thereto. Seller shall be responsible for paying all severance payments and benefits due to employees terminated by Seller in connection with the sale of the Purchased Assets to Buyer who do not accept an offer of employment with Buyer. Seller shall retain responsibility for all employees of Seller who do not commence employment with Buyer, including, without limitation, the obligation to provide COBRA continuation coverage under Seller’s group health plan.

7.6        Notification; Updates to Seller Schedules.

(a)         Prior to the Closing, Seller will promptly notify the Buying Parties in writing of:

(i)       the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or before the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

(ii)       any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or before the date of this Agreement;

(iii)       any breach of any covenant or obligation of Seller; and any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 5 impossible or unlikely.

(b)        If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.6(a) requires any change in the Seller Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller will promptly deliver to the Buying Parties an update to the Seller Schedules specifying such change. No such update will be deemed to supplement or amend the Seller Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement for the purposes of Article 8, or (ii) determining whether any of the conditions set forth in Article 5 has been satisfied.

7.7       Restriction on Conversion. At no time may Seller or any other party holding Preferred Shares convert that number of Preferred Shares that would cause them to beneficially own more than 5% of Parent Common Stock as determined in accordance with Sections 13(d) and (g) of the Securities and Exchange Act of 1934 and the applicable regulations thereunder.

7.8       Issuance of New Securities. During the Lock Up Period, Parent’s issuance of additional capital stock and Seller’s voting rights with respect to the Common Shares will be subject to the terms of a Voting Agreement in the form of Exhibit D hereto.

7.9       Reverse Stock Split. Within 90 days after the Closing Date, Parent will take such steps as necessary to effectuate a 5-to-1 reverse stock split of Parent Common Stock and Parent Series A Non-Voting Preferred Stock (the “Reverse Stock Split”).

ARTICLE 8: indemnification

8.1       Indemnification of Buyer. Seller shall indemnify Parent, Buyer and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 3;

(a)       any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of Seller or the Key Stockholders in this Agreement;

(b)       notwithstanding any disclosure contained herein or otherwise known to the Buyer Indemnitees, any Losses based upon, resulting from, arising out of, caused by, in connection with or in any way related to the Excluded Assets or Retained Liabilities;

(c)       notwithstanding any disclosure contained herein or otherwise known to the Buyer Indemnitees, Losses based on, resulting from, arising out, caused by or in connection with: (i) any Taxes payable by Seller for all periods, whether arising prior to or following the Closing; (ii) any liability of Seller for Taxes; (iii) any Transfer Taxes for which Seller is liable under this Agreement; or (iv) other Taxes included within Retained Liabilities; and

(d)       any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of Seller to comply with the provisions of this Article 8.

8.2       Indemnification of Seller and Key Stockholders. Parent and Buyer shall indemnify, defend and hold harmless Seller and the Key Stockholders, and each of their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from:

(a)       any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 4;

(b)       any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of Parent or Buyer in this Agreement; and

(c)       any Losses based upon, resulting from, arising out of, caused by, in connection with or in any way related to the Assumed Liabilities.

8.3       Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the indemnification of the Buyer Indemnitees and the Seller Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions set forth in this Section 8.3:

(a)       Except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to Section 8.1(a) of this Agreement shall be required to be made by delivering notice to Seller no later than the expiration of twenty four (24) months after the Closing Date; provided, however, that: (i) any claim for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in Section 3.1 (Authority and Capacity), Section 3.5 (Organization and Good Standing), Section 3.15(b) (Personal Property) or Section 3.31(a) (Authority and Capacity) may be made at any time; (ii) any claim for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in Section 3.10 (Taxes) or Section 3.12 (Employee Benefit Plans and Other Compensation Arrangements) may be made until the date that is thirty (30) days after the expiration of the applicable statute of limitations (the representations specified in this paragraph are referred to herein as the “Seller Specified Representations”).

(b)       Except as set forth below, any claim by a Seller Indemnitee for indemnification pursuant to Section 8.2(a) of this Agreement shall be required to be made by delivering notice to Seller no later than the expiration of twelve (12) months after the Closing Date; provided, however, that: (i) any claim for indemnification with respect to Section 8.2(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in Section 4.1 (Authority and Capacity) or Section 4.4 (Organization, Standing and Power) may be made at any time (the representations specified in this paragraph are referred to herein as the “Buyer Specified Representations”).

(c)       Except for claims for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Seller Specified Representations, the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 8.1(a) until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds Ten Thousand Dollars ($10,000) (the “Indemnification Threshold”) in which case the Buyer Indemnitees will be entitled to recover the full amount of the Damages suffered (subject to the Indemnification Cap).

(d)       Except for claims for indemnification with respect to Section 8.2(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Buyer Specified Representations, the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 8.2(a) until the aggregate amount of all of the Seller Indemnitees’ claims for indemnification exceeds the Indemnification Threshold in which case the Seller Indemnitees will be entitled to recover the full amount of the Damages suffered (subject to the Indemnification Cap).

(e)       Except for claims for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Seller Specified Representations, the maximum indemnification amount to which the Buyer Indemnitees may be entitled pursuant to Section 8.1(a) shall be twenty percent (20%) of the value of the Closing Shares, which shall be determined in accordance with Section 8.3(i) (the “Indemnification Cap”).

(f)       Except for claims for indemnification with respect to Section 8.2(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Buyer Specified Representations, the maximum indemnification amount to which the Seller Indemnitees may be entitled pursuant to Section 8.2(a) shall be equal to the value of the Indemnification Cap.

(g)       For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.

(h)       Subject to the limitations described herein, in the event any Buyer Indemnitee will suffer any Losses for which such Buyer Indemnitee is entitled to indemnification under this Article 8, such Buyer Indemnitee will be entitled to recover such Losses by cancelling that number of Closing Shares equal in value to the amount of such Losses, as determined in accordance with Section 8.3(i). Preferred Shares and Common Shares will be canceled pro rata among the holders thereof based on the dollar value per Common Share and the number of Common Shares held by each holder (on an as-converted basis in the case of a holder’s Preferred Shares) and the total number of Common Shares (determined on an as-converted basis).

(i)       For purposes of satisfying the indemnification obligations of this Article 8, the Closing Shares shall be valued at the Thirty Day VWAP as of the Trading Day immediately preceding the applicable payment date for indemnification. If there is a No Trade Day during such thirty-day period, the VWAP on the earliest preceding Trading Day for which there is a closing price shall be deemed to be the VWAP on the No Trade Day.

8.4       Procedures Relating to Indemnification of the Buyer Indemnitees.

(a)       Third Party Claims. In the event a Buyer Indemnitee becomes aware of a third-party claim which the Buyer Indemnitee believes may result in a demand pursuant to Section 8.2 (a “Buyer Third Party Claim”), such Buyer Indemnitee shall promptly notify Seller and the Escrow Agent (for so long as there remains any Closing Shares held by the Escrow Agent) of such claim, and Seller shall be entitled, at Seller’s expense (but not out of the Escrow Fund), to participate in any defense of such claim; provided that, such Buyer Indemnitee shall control such defense and shall have the right with the consent of Seller (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent of Seller shall be required where the third-party claim, which such Buyer Indemnitee proposes to settle, involves the possible criminal culpability of such Buyer Indemnitee or its Affiliates or any of their respective officers, directors or employees).

(b)       Non-Third Party Claims. In the event any Buyer Indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Buyer Third-Party Claim, Buyer Indemnitee shall deliver notice of such claim to Seller and the Escrow Agent (for so long as there remain any funds held by the Escrow Agent) promptly following discovery of any indemnifiable Loss, but subject to the time limit described in Section 8.3(a) (a “Claim Notice”). Such Claim Notice shall, to the extent known by Buyer Indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by Buyer Indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give a Claim Notice shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure. Upon receipt of any a Claim Notice, Seller shall notify Buyer Indemnitee as to whether Seller accepts liability for any Loss. If Seller disputes its liability with respect to such claim, as provided above, Seller and Buyer Indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.8. All amounts due to Buyer Indemnitee as so finally determined in accordance with Section 11.8 shall be paid by wire transfer within thirty (30) days after such final determination.

8.5       Procedures Relating to Indemnification of the Seller Indemnitees.

(a)       Third Party Claims. In the event a Seller Indemnitee becomes aware of a third-party claim which the Seller Indemnitee believes may result in a demand pursuant to Section 8.3 (a “Seller Third Party Claim”), such Seller Indemnitee shall promptly notify Parent and Buyer of such claim, and Parent and Buyer shall be entitled, at their expense, to participate in any defense of such claim; provided that, such Seller Indemnitee shall control such defense and shall have the right with the consent of Buyer and Parent (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent shall be required where the third-party claim, which such Seller Indemnitee proposes to settle, involves the possible criminal culpability of such Seller Indemnitee or its Affiliates or any of their respective officers, directors or employees).

(b)      Non-Third Party Claims. In the event any Seller Indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Seller Third-Party Claim, Seller Indemnitee shall deliver a Claim Notice to such indemnitor promptly following discovery of any indemnifiable Loss, but subject to the time limit described in Section 8.3(b). Such Claim Notice shall, to the extent known by Seller Indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by Seller Indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give a Claim Notice shall not affect the indemnification provided hereunder except to the extent Buyer or Parent shall have been actually prejudiced as a result of such failure. Upon receipt of any Claim Notice, Buyer and Parent shall notify Seller Indemnitee as to whether Buyer or Parent accepts liability for any Loss. If Buyer or Parent disputes its liability with respect to such claim, as provided above, the parties shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.8. All amounts due to Seller Indemnitee as so finally determined in accordance with Section 11.8 shall be paid by wire transfer within thirty (30) days after such final determination. Exclusive Remedy. From and after the Closing, except: (i) in the event of fraud or willful misrepresentation (in which case the parties shall be entitled to exercise all of their rights, and seek all damages available to them, under law or equity); or (ii) for specific performance of obligations to be performed after the Closing Date, the sole and exclusive remedy of the parties hereto for breach of this Agreement shall be indemnification in accordance with this Article 8.

ARTICLE 9: termination

9.1       Termination. This Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Closing:

(a)      by mutual written consent of Parent and Seller;

(b)      by Parent:

(i)       if the Sale has not been consummated on or before the date that is sixty (60) days from the date hereof (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to Parent if its breach of any provision of this Agreement has been a material cause of, or resulted in, the failure of the Transaction to be consummated by the Termination Date; and provided further, however, the Termination Date may be postponed to the date that is ninety (90) days from the date hereof at any time prior to the 60th day following the date hereof by Parent if the conditions set forth in Section 5.1 have not been met;

(c)      by Parent or Seller:

(i)       if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Sale and such order, decree, ruling or other action is or shall have become final and nonappealable;

(d)      by Parent, if there has been a material breach by Seller or any Key Stockholder of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 5.1 and (ii) cannot be cured prior to the Termination Date; provided that Parent nor Buyer is then in breach of this Agreement such that any of the conditions set forth in Section 5.2 would not be satisfied; or

(e)      by Seller, if there has been a material breach by Parent or Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 5.2 and (ii) cannot be cured prior to the Termination Date; provided that neither Seller nor any Key Stockholder is then in breach of this Agreement such that any of the conditions set forth in Section 5.1 would not be satisfied.

The termination of this Agreement (except pursuant to Section 9.1(a)) shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination.

9.2       Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of Parent, Buyer, Seller or any Key Stockholder or their respective officers, managers or directors (except as set forth in this Section 9.2 and in Section 7.1(a) and Article 11, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful breach of any covenant or agreement of such party contained in this Agreement.

ARTICLE 10: certain definitions

When used in this Agreement, the following terms in all of their singular or plural, tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“Accounts” is defined in Section 3.24(a).

“Acquisition Balance Sheet” is defined in Section 3.8.

“Agreed Discounted Market Value” is defined in Section 2.3.

“Affected Property” is defined in Section 3.13.

“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “Control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise. For purposes of the Key Stockholders, each member and manager of a Key Stockholder is deemed to be an Affiliate of that Key Stockholder.

“Agreement” means this Asset Purchase Agreement, as may be amended from time to time.

“Applicable Employees” is defined in Section 7.5(b).

“Approval Date” is defined in Section 7.4(b).

“Assignment and Assumption Agreement” is defined in Section 5.1(e).

“Assumed Contracts” shall mean those Contracts identified on Schedule 3.17(a) of the Seller Schedules that are not rejected by the Buying Parties and (ii) any other Contracts to which the Buying Parties, in their sole discretion, elect to accept and assume.

“Assumed Liabilities” is defined in Section 2.2(a).

“Business Contracts” is defined in Section 3.17.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Los Angeles, CA are authorized or obligated by Law to close.

“Buyer” and “Buying Parties” are defined in the introductory paragraph of this Agreement.

“Buyer Indemnitees” is defined in Section 8.1.

“Buyer Specified Representations” is defined in Section 8.3(b).

“Buyer Third-Party Claim” is defined in Section 8.4(a).

“Claim Notice” is defined in Section 8.4(b).

“Closing” and “Closing Date” are defined in Article 6.

“Closing Shares” is defined in Section 2.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Common Shares” is defined in Section 2.3(a)(ii).

“Company Plan” means any Plan to which Seller (or any ERISA Affiliate on behalf of Seller) contributes to, is a party to, is bound under or may have liability with respect to (or at any time has contributed, been a party to, been bound under or had liability with respect to) and under which directors, employees, independent contracts, consultants or other members of the workforce of Seller are eligible to participate or derive a benefit.

“Competing Business” is defined in Section 7.2(c).

“Confidential Information” is defined in Section 7.2(b).

“Contracts” is defined in Section 3.17.

“Copyrights” means worldwide (i) registered copyrights in published or unpublished works, mask work rights and similar rights, including rights created under Sections 901-914 of Title 17 of the United States Code, mask work registrations, and copyright applications for registration, including any renewals thereof, and (ii) copyrightable works and other rights of authorship in published or unpublished works.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” is defined in Section 3.2.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, Seller as set forth in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” is defined in Section 4.5.

“Excluded Assets” is defined in Section 2.1(a).

“Excluded Records” is defined in Section 2.1(b)(iv).

“GAAP” means United States generally accepted accounting principles for financial reporting, as in effect from time to time.

“Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Indebtedness” means, as at any date of determination thereof (without duplication): (a) all obligations (other than intercompany obligations) of Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the lease obligations required to be listed on Schedule 3.24 or required to be capitalized in accordance with GAAP; (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance or similar transactions (including all letters of credit and all obligations thereunder); (e) all obligations for the deferred purchase price of property, all conditional sale obligations of Seller under any title retention agreement (but excluding trade accounts payable and other accrued liability arising in the ordinary course of business); (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of any Person for the payment of which Seller is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of Seller but only to the extent of the value of the property or asset that is subject to such Lien; and (i) any outstanding but not cleared checks.

“Indemnification Cap” is defined in Section 8.3(e).

“Indemnification Threshold” is defined in Section 8.3(c)

“Intellectual Property Rights” means Patents, Trademarks, Copyrights, Owned Rights, Software, and Proprietary Information, and includes any rights to exclude others from using or appropriating any Intellectual Property Rights, including the rights to sue for or assets claims against and remedies against past, present or future infringements or misappropriations of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.

“Inventory” is defined in Section 2.1(a)(v).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Key Stockholders” is defined in the introductory paragraph of this Agreement.

“Knowledge of Seller” or “to Seller’s Knowledge” means the actual knowledge of the Key Stockholders and their members and managers, including the knowledge each such individual would be expected to have of a particular matter after due inquiry thereof.

“Law” means any federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or affecting Seller issued by a Governmental Authority.

“Leased Real Property” means all Real Property leased by Seller and used in the Purchased Business together with all improvements, buildings, fixtures located thereon, and appurtenant rights and interests associated therewith.

“Leases” is defined in Section 3.15(a)(ii).

“Licenses” is defined in Section 3.16(f)(i).

“Lien” means any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance or security interest.

“Lock-Up Period” is defined in Section 2.4(a).

“Loss” or “Losses” means any and all losses (direct or indirect), liabilities, claims, demands, judgments, damages, fines, costs, expenses, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation, and legal fees and expenses) arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter or any claim or proceeding to enforce any indemnification rights in respect thereof.

“Material Adverse Effect” means a material adverse change in or effect on: (a) the Purchased Business, Purchased Assets, results of operations, financial condition or prospects of Seller (taken as a whole), or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, other than as a result of any change in general economic conditions (whether as a result of acts of terrorism, war, armed conflicts or otherwise) and to the extent not disproportionately affecting Seller.

“Material Customers” is defined in Section 3.20.

“No Trade Day” is a Trading Day on which no trades take place.

“Non-Competition Period” is defined in Section 7.2(c).

“Order” is defined in Section 3.18.

“Organizational Documents” means: (a) the articles or certificate of incorporation, the memorandum of association, the articles of association and the bylaws of a corporation, as applicable; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

“Owned Rights” means worldwide (i) Internet domain names; (ii) website content; (iii) toll-free telephone numbers; in each case owned by Seller; and (iv) moral rights and publicity rights; in each case to the extent the same does not comprise or is not protected by Copyrights, Patents or Trademarks.

“Parent” is defined in the introductory paragraph of this Agreement.

“Parent Common Stock” means the common stock, par value $ $0.0001, of the Parent.

“Parent Series A Non-Voting Series A Preferred Stock” means the Series A Non-Voting Preferred Stock of the Parent set forth in the Amended and Restated Certificate of Incorporation of the Parent.

“Parent SEC Reports” is defined in Section 4.5.

“Patents” means worldwide patents, patent applications, invention disclosures and other rights of invention, filed with any Governmental Authority, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of the filing date of any of the foregoing.

“Permits” means any and all of the approvals, authorizations, registrations, consents, licenses, permits or certificates (including applications or negotiations thereof) required by any Governmental Authority for the ownership, leasing, or operation of the business or any assets of Seller.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plan” means: (a) all employee benefit plans (as defined in Section 3(3) of ERISA); and (b) all bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, pension, money purchase, target benefit, cash balance, excess benefit supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten) including without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten).

“Preferred Shares” is defined in Section 2.3(a)(i).

“Proprietary Information” means worldwide confidential or proprietary trade secrets, technical information, inventions and discoveries (whether or not patentable and whether or not reduced to practice) and improvements thereto, know-how, processes, discoveries, developments, designs, techniques, marketing and purchasing strategies, plans, schematics, drawings, blue prints, formulae, formulas, patterns, compilations, databases, specifications, research and development information, data bases, technical data, inventions, concepts, ideas, devices, methods, processes, technical data, data and other proprietary or confidential information or intellectual property rights, whether business, technical or otherwise, including emails and other electronic communications, such as instant messenger logs and website submissions, website usage information, customer complaints and feedback, customer and supplier lists and related information, pricing and cost information, promotional ideas, advertising statistics, product roadmaps and financial, business and marketing plans, data, specifications, technical data, schematics, know-how and information.

“Purchased Assets” is defined in Section 2.1(a).

“Purchased Business” is defined in Recitals to this Agreement.

“Purchased Cash” is defined in Section 2.1(a)(xiv).

“Purchase Price” is defined in Section 2.3(a).

“Purchased Receivables” is defined in Section 2.1(a)(xiv).

“Records Period” is defined in Section 7.4(c).

“Regulated Substances” shall mean pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Related Person” is defined in Section 3.23.

“Representatives” means, with respect to a Person that is an entity, such Person’s stockholders, members, partners, directors, officers, managers, employees, agents, accountants, attorneys and other representatives.

“Required Consents” is defined in Section 5.1(i).

“Retained Liabilities” is defined in Section 2.2(a).

“Reverse Stock Split” is defined in Section 7.9.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” is defined in the introductory paragraph to this Agreement.

“Seller Financial Statements” is defined in Section 3.7.

“Seller Indemnitees” is defined in Section 8.2.

“Seller IP” is defined in Section 3.16(e)(i).

“Seller Licensed IP” is defined in Section 3.16(b).

“Seller Licenses” is defined in Section 3.16(b).

“Seller Owned IP” is defined in Section 3.16(a).

“Seller Schedules” is defined in Article 3.

“Seller Specified Representations” is defined in Section 8.3(a).

“Seller Third-Party Claim” is defined in Section 8.5(a).

“Seller’s Business” is defined in the Recitals to this Agreement

“Software” means any computer program or other software (irrespective of the type of hardware for which it is intended), including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, together with (i) any related default configuration files, (ii) runtime data, files and objects, such as icons, buttons, configuration files and the like, needed for the proper operation of the Software, (iii) screens, user interfaces, report formats, templates and menus, and (iv) user documentation and help files, including with regard to any command-line options and switches. With respect to source code, “Software” also includes (i) all code written in any programming, interpreted or scripting language, (ii) developer comments, (iii) associated header or interface definition files, (iv) IDE configuration or project files and the like, (v) compilation or build files, scripts or tools, including makefiles, (vi) API and class documentation, Gantt charts and other diagrams, materials or other documentation explaining the structure, flow controls, class hierarchy, algorithms, data structures, API or composition of such source code, (vii) compilation or build instructions (whether meant for use by developers or compilation or build programs, scripts or tools), (viii) interpreted data, icons, buttons and other images, files, materials and data used in the generation of the executable or needed for the proper execution or use of the Software, (ix) all test units and other verification and validation environments, and (x) any design notes and material proprietary information or algorithms contained in or relating to such source code (all of the foregoing, the “Source Code”).

“Tax” or “Taxes” shall mean any federal, national, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts or required contributions in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Termination Date” is defined in Section 9.1(b)(i).

“Third Party Licenses” is defined in Section 3.16(c).

“Thirty Day VWAP” means with respect to any date of determination, the arithmetic mean of the VWAP for the thirty (30) consecutive Trading Days, ending on such date. In the event a Trading Day is a No Trade Day, the VWAP for the earliest preceding Trading Day in which trades occurred shall be deemed the VWAP on the No Trade Day.

“Trademarks” means worldwide (i) registered trademarks and service marks and registrations and applications for such registrations, (ii) unregistered trademarks and service marks, trade names, fictitious business names, corporate names, trade dress, logos, product names and slogans, including any common law rights; in each case together with the goodwill associated therewith.

“Trading Day” means any day on which the primary market on which shares of Common Stock are admitted to trading is open for trading.

“Transaction” is defined in Section 2.1(a).

“Transfer” is defined in Section 2.4(b).

“Transferred Employees” is defined in Section 7.5(c)

“Transfer Taxes” means all sales (including, without limitation, bulk sales), use transfer, recording, ad valorem, privilege, documentary, gross receipts, conveyance, excise, license, stamp, duties or similar Taxes and fees, regardless of the Person on whom such taxes are imposed by Law, including any penalties and interest.

“VWAP” means, with respect to any Trading Day, the volume weighted average price (the aggregate sales price of all trades of Parent Common Stock during such Trading Day divided by the total number of shares of Parent Common Stock traded during such Trading Day), as reported by the OTCQB.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations thereunder.

ARTICLE 11: construction; miscellaneous provisions

11.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) immediately if delivered personally to, (ii) two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid to, or (iii) one day after receipt is electronically confirmed (it being agreed that an automated reply shall not constitute confirmation), if sent by facsimile or e-mail to, the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)       If to Parent or Buyer, to:

Reviv3 Procare Company

9025 Wilshire Blvd., Ste. 500

Beverly Hills, CA 90210

Attn: Jeff Toghraie / Chief Executive Officer

e-mail: jtoghraie@reviv3.com

(b)       If to Seller or any Key Stockholder:

Axil & Associated Brands Corp.

120 E. 13065 South, Suite 203

Draper, Utah 84020

Attn: Weston Harris / Chief Executive Officer

11.2       Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among the parties concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

11.3       Bulk Sales Laws. The parties hereby agree to waive compliance with the provisions of any applicable law regarding bulk sales.

11.4       Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

11.5       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Parent, Buyer, Seller, and the Key Stockholders, and their respective successors and permitted assigns.

11.6       Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

11.7       Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

11.8       Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

11.9       Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

11.10       Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

11.11       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.

11.12       Dispute Resolution.

(a)       Each party is required to notify the other parties, in writing, of any dispute, claim, or controversy arising out of this Agreement. As to all disputes, the parties shall provide notice in the form of a written description of the basis for the dispute and the remedy sought, delivered in accordance with Section 11.1. If, within thirty days after delivery of the notice, the parties are unable to resolve the dispute, then any party may submit the dispute to binding arbitration.

(b)       Any dispute, claim, or controversy arising out of this Agreement which cannot be resolved by the parties, including but not limited to claims made pursuant to Article 8, shall be determined by binding arbitration conducted by one arbitrator and administered by Judicate West, pursuant to the American Arbitration Association Commercial Arbitration Rules then in effect except to the extent those Rules conflict with any provision of this section. If, within thirty days after submission of any dispute to arbitration, the parties cannot mutually agree on one Judicate West arbitrator, then the parties shall arrange for Judicate West to designate a single arbitrator according to the process set forth in the American Arbitration Association Commercial Arbitration Rules.

(c)       Any such arbitration shall be held in Los Angeles, California. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. In an arbitration regarding a claim for indemnity under Article 8, the decision of the arbitrator as to the validity and amount of such indemnification claim shall be subject to the limitations set forth in this Agreement and final, binding, and conclusive upon the parties. In an arbitration to resolve any other dispute, claim, or controversy arising out of this Agreement, the decision of the arbitrator shall be final, binding, and conclusive upon the parties.

(d)       The decision of the arbitrator shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. As part of such award, the prevailing party (as determined by the arbitrator) shall be awarded legal fees and expenses incurred in conjunction with the dispute and the losing party shall be required to pay the arbitrator’s fees and the administrative fee of Judicate West. All payments required by the decision of the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(e)       The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

IN WITNESS WHEREOF, Parent, Buyer, Seller, and the Key Stockholders have executed and delivered this Asset Purchase Agreement as of the date first written above.

(Signatures on Following Page)

PARENT:
Reviv3 Procare Company, a Delaware corporation

By:
Name: Jeff Toghraie
Title: Chief Executive Officer

BUYER:
Reviv3 Acquisition Corporation

By:
Name: Jeff Toghraie
Title: Chief Executive Officer

SELLER:
Axil & Associated Brands Corp.

By:
Name: Weston Harris
Title: Chief Executive Officer

(solely for purposes of Sections 3.32, 7.2, 7.7 & Article 8)
KEY STOCKHOLDERS:

Teton 360, LLC

By: Weston Harris, Managing Member

CBGK Consulting, LLC

By: Ken Williams, Managing Member

Mowyco, LLC

By: Ray Bori, Managing Member

EXHIBIT A

PURCHASED RECEIVABLES

All accounts receivable of Axil & Associated Brands Corp., other than those arising from the sale or servicing of hearing aid devices.

EXHIBIT B

BILL OF SALE

For good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, dated May 1, 2022 (the “Agreement”), between Axil & Associated Brands Corp., a Delaware corporation (“Seller”),  certain of its stockholders, and Reviv3 Procare  Company, a Delaware corporation, and its wholly owned subsidiary Reviv3 Acquisition Corp., a Delaware  corporation (“Buyer”), Seller does hereby unconditionally and irrevocably sell, convey, assign and transfer to Buyer, its successors and assigns, all of Seller’s legal, beneficial and other right, title and interest in and to the business and assets, properties, rights, privileges, claims and contracts of every kind and nature, tangible and intangible, of Seller’s ear bud, ear plug, ear muff and ear care business lines (collectively, the “Purchased Assets”).  Seller represents and warrants that the Purchased Assets are the assets described in Section 2.1 of the Agreement.

Notwithstanding anything to the contrary contained in this Bill of Sale, the Purchased Assets do not include, and Seller does not hereby sell, convey, assign or transfer to Buyer any of Seller’s right, title or interest in or to, the items described in Section 2.1(b) of the Agreement as the Excluded Assets.

Seller further represents and warrants that (i) the Purchased Assets are free and clear of any Encumbrance (as defined in the Agreement), and (ii) that it has good and marketable title to the Purchased Assets, and no agreements or understandings exist which limit or restrict the right of Seller to transfer the Purchased Assets to Buyer.

Seller, for itself and its respective successors and assigns, hereby covenants and agrees that, without further consideration, at any time and from time to time after the date hereof, it will execute and deliver to Buyer such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of Buyer, in order more effectively to convey, assign, transfer and deliver all or any portion of the Purchased Assets to Buyer, and to assure and confirm to any other person the ownership of the Purchased Assets by Buyer, and to permit Buyer to exercise any of the franchises, rights, licenses or privileges intended to be sold conveyed, assigned, transferred and delivered by Seller to Buyer pursuant to this Bill of Sale.

Seller appoints Buyer as Seller’s true and lawful attorney, with full power of substitution, for it and in its name, place and stead or otherwise, but on behalf of and for the benefit of Buyer to demand an receive from time to time any and all property and assets, real, personal and mixed, tangible and intangible, hereby conveyed, transferred and assigned or intended so to be, and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, but at the expense and for the benefit of Buyer any and all proceedings at law, in equity or otherwise, which Buyer may deem proper in order to collect, assert, or enforce any claims, rights or title of any kind in and to the properties, assets and business hereby conveyed, transferred and assigned, or intended so to be, and to defend and compromise any and all actions, suits or proceedings in respect of any of said properties, assets and business, and to do any and all such acts and things in relation thereto as Buyer shall deem advisable; Seller hereby declaring that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller by its dissolution or in any manner or for any reason.

Seller agrees that it will execute and deliver from time to time at the request of Buyer all such further instruments of conveyance, assignments and further assurance as may be reasonably required in order to vest in and confirm to Buyer full and complete title to and the right to use and enjoy the properties, assets and business agreed to be and intended to be conveyed to Buyer hereby.

In case for any reason Buyer shall not be authorized or qualified to receive any specific property or contract, claim, demand or right owned by Seller, Seller further covenants to execute appropriate deeds, acts, transfers, assignment, instruments or conveyance of any such property, claim, contract demand, or right now owned by it when and as Buyer shall be authorized or qualified to receive the same.

Seller does hereby warrant to Buyer that as of the date hereof Seller has title to all and singular the properties, assets and business hereby conveyed, transferred and assigned and has full power and legal right to assign and transfer such title and that its title to said properties, assets and business is free and clear of all mortgages, pledges, liens, restrictions, encumbrances, equities and claims of every kind and nature whatsoever, other than as provided in the Agreement, and does hereby covenant and agree to defend its legal title on the date hereof to such properties, assets and business against all lawful claims and demands whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered this       day of  June, 2022.

Axil & Associated Brands Corp.

By:
Weston Harris, Chief Executive Officer

EXHIBIT C

ASSIGNMENT

AND

ASSUMPTION AGREEMENT

For good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, dated May 1, 2022 between Axil & Associated Brands Corp., a Delaware corporation (“Seller”),  and certain of its stockholders, and Reviv3 Procare  Company, a Delaware corporation, and its wholly owned subsidiary Reviv3 Acquisition Corp., a Delaware  corporation (“Buyer”) ( the “Agreement”), Seller hereby assigns to Buyer and Buyer hereby assumes and agrees to pay and otherwise perform the Assumed Liabilities as defined in Section 2.2(a) of the Agreement.  Seller is not assigning, and Buyer is not agreeing to assume any of the Retain Liabilities as defined in Section 2.2(b) of the Agreement.

This Assumption Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed this      day of  June 2022.

“Buyer”
Reviv3 Acquisition Corp.

By:
Jeff Toghraie, Chief Executive Officer

“Seller”
Axil & Associated Brands Corp.

By:
Weston Harris, Chief Executive Officer

EXHIBIT D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into effective as of  June __, 2022 (the “Effective Date”) by and between  Reviv3 Procare Company, a Delaware corporation (the “Company”), Intrepid Global Advisors, a Delaware corporation (“Intrepid”), and Axil & Associated Brands Corp., a Delaware corporation (“Axil”), with reference to the following:

A.       On the Effective Date, the Company is acquiring substantially all of the business and assets of Axil pursuant to an Asset Purchase Agreement by and between the Company, Axil, an acquisition subsidiary of the Company, and certain stockholders of Axil, dated May 1, 2022 (the “Purchase Agreement”).

B.       The entry into this Agreement  is a closing condition of the  Purchase Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

1.  Issuance of New Securities.  During the Lock Up Period, as defined in the Purchase Agreement, no New Securities may be issued by the Company without the approval of both Intrepid and Axil, so long as Axil holds of a majority of the outstanding Preferred Shares (as defined in the Purchase Agreement).  “New Securities” means any capital stock (including common and preferred) of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, that the term “New Securities” does not include (A) securities issuable upon conversion of or with respect to the Preferred Shares; (B) securities issued upon exercise of options or warrants; (C) securities issued pursuant to the acquisition of another entity by the Company (directly or through a subsidiary)  by merger, purchase of substantially all the assets or other reorganization whereby the Company directly or indirectly owns more than fifty percent (50%) of the voting power of such entity; (D) any borrowings, directly or indirectly, from financial institutions, equipment leasing companies or other persons or entities by the Company or a subsidiary, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument; (E) shares of common stock (including options to purchase such shares) issued to employees, consultants or directors of the Company or a subsidiary pursuant to any existing or future stock option plan or stock purchase or stock bonus agreement or arrangement approved by the Board of Directors of the Company or any subsidiary; (F)  securities issued in connection with obtaining lease financing; (G) securities issued pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock; or (I)  any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities.

2.  Other Matters.  During the Lock Up Period, Axil will not vote or give any other party or parties a proxy to vote any of the common stock of the Company issued to Axil pursuant to the Purchase Agreement, or any other securities issued with respect to such common stock by way of a stock dividend or otherwise (collectively the “Subject Securities”), on any matter presented to the Company’s stockholders for approval including, without limitation, the election of directors, whether by means of written consent or vote in person or otherwise at an annual, regular or special meeting of the stockholders.  Any sale, assignment, pledge, or other transfer  of any of the Subject Securities during the Lock Up Period (collectively “Transfer”), shall be subject to the provisions of this Section 2.  No Transfer shall be effective until the transferee executes a joinder agreement agreeing to be bound by the provisions of this Section 2.

3.  Representations & Warranties.  Each party hereto represents and warrants to the other parties as follows:

3.1  Authority Relative to this Agreement.  It has all the necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights and (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought.

3.2     No Conflict.

(a)  The execution and delivery of this Agreement by it does not, and the performance of this Agreement by it shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to it by which the securities of the Company owned  or issued by it are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the securities of the Company owned or issued by it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or the securities of the Company owned or issued by it are bound.

(b) The execution and delivery of this Agreement by it does not, and the performance of this Agreement by it shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by it.

4.  Miscellaneous

4.1  Further Assurances.  Each party hereto shall execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to carry out the intent of this Agreement.

4.2  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that each party  shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  Each party shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party.

4.3  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among them with respect to the subject matter hereof.

4.4    Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

4.5    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.6  Governing Law; Attorneys’ Fees.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Any action, suit or proceeding (collectively “Action”) concerning this Agreement shall be brought and maintained in a federal or state court of competent jurisdiction located in Orange County California.   The parties irrevocably submit to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith, and irrevocably waive, and agree not to assert in an Action, any claim that they are not personally subject to the jurisdiction of such court, that such Action is brought in an inconvenient forum or that the venue of such action is improper.  The prevailing party in any such Action shall be entitled to recover their costs, including attorneys’ fees.

4.7    Termination.  This Agreement shall terminate upon expiration of the Lock Up Period or when Axil no longer holds a majority of the Preferred Shares, whichever occurs first.

(Signatures on Following Page)

IN WITNESS WHEREOF, the Company, Intrepid and Axil have duly executed this Agreement.

The Company:
Reviv3 Procare Company

By:
Name: Jeff Toghraie
Title: Chief Executive Officer

Intrepid:
Intrepid Global Advisors, Inc.

By:
Name: Jeff Toghraie
Title: Chief Executive Officer

Axil:
Axil & Associated Brands Corp.

By:
Name: Weston Harris
Title: Chief Executive Officer